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                                                                     Exhibit 3.7

                                                            STATE OF DELAWARE
                                                           SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:15 AM 09/17/1999
                                                          991388070 - 2398062

                                 CERTIFICATE OF

                                AMENDMENT TO THE

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           U.S.I. HOLDINGS CORPORATION

     U.S.I. HOLDINGS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "GCL"), hereby certifies as follows:

     FIRST: The name of the Corporation is U.S.I. HOLDINGS CORPORATION (the "Corporation").

     SECOND: This amendment amends (i) Section (A) of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation by changing the number of authorized shares of preferred stock, voting common stock and the aggregate number of shares of capital stock which the Corporation has authority to issue; (ii) Section (a) of Article VI of the Amended and Restated Certificate of Incorporation of the Corporation by establishing the manner for fixing the number of directors of the Corporation; (iii) the Series R Certificate of Designations filed on July 9, 1998 by adding section 10 entitled "Best Interest of Customers"; and (iv) the Series T Certificate of Designations filed on October 2, 1998, by adding section 10 entitled "Best Interest of Customers."

     THIRD: Section (A) of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is amended and restated as follows:

          (A) Authorization of Shares
              -----------------------

          The aggregate number of shares of capital stock which the Corporation has authority to issue, from time to time, is 232,000,000 shares, consisting of:

          87,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock");

          135,000,000 shares of voting common stock, par value $.01 per share (the "Common Stock");

          10,000,000 shares of non-voting common stock, par value $.01 per share (the "Non-Voting Common Stock").

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     FOURTH: Section (a) of Article VI of the Amended and Restated Certificate
of Incorporation of the Corporation is amended and restated as follows:

          (a) Number
              ------

          The number of directors shall be fixed in the manner set forth in the by-laws, (A) except that during any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of ARTICLE FOURTH hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by the number of directors so provided for or fixed pursuant to said provisions, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director's successor shall have been duly elected and qualified, or until such director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such director's earlier death, disqualification, resignation or removal and (B) except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate, and the total and authorized number of directors of the Corporation shall be reduced accordingly. Notwithstanding any contrary provision contained in this Certificate of Incorporation (including without limitation Article VIII), until such time as the Corporation consummates a sale of its Common Stock in a Public Offering as defined in this section (a) of Article VI, this section
          (a) of Article VI may only be amended by the vote of no less than two-thirds of the Corporation's Common Stock and Preferred Stock outstanding and eligible to vote thereon, voting together as a single class. For purposes of this Section (a) of this Article VI, Public Offering means an underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, the public offering price of which was not less than $7.50 per share (adjusted to reflect stock dividends, stock splits and reclassifications, subsequent to the date on which the Certificate of Designations for the Series R Preferred Stock was filed with the Secretary of State of the State of Delaware) and aggregate proceeds of at least the lesser of (i) $75,000,000 or (ii) $50,000,000 in the event that (aa) the underwriter(s) advises the Corporation that the market would accept a public offering in the amount of $75,000,000, or greater and (bb) the Corporation requires proceeds at that time of less than $75,000,000 and no security holder of the Corporation having piggyback registration rights desires at that time to sell such securities in a secondary offering so as to increase the size of the offering to $75,000,000.

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     FIFTH: The Certificate of Designations for Series R Preferred Stock filed
July 9, 1998 is amended by adding the following section 10:

          10. Best Interest of Customers. The Corporation will not reallocate
              --------------------------
          customers among holders of Series R Preferred Stock and holders of Series T Preferred Stock (taken together) or from holders of Series R Preferred Stock or from holders of Series T Preferred Stock to other carriers except when such a change is in the best interest of the customer, considering price, quality and content of the product, customer service, financial security of the proposed new carrier and other factors materially affecting the customer's interest.

          The Corporation will allocate new business opportunities among holders of Series R Preferred Stock and holders of Series T Preferred Stock (taken together) and among other carriers in the best interest of the customer, considering price, quality and content of the product, customer service, financial security of the proposed new carrier and other factors materially affecting the customer's interest.

     SIXTH: The Certificate of Designations for Series T Preferred Stock filed October 2, 1998 is amended by adding the following section 10:

          10. Best Interest of Customers. The Corporation will not reallocate
              --------------------------
          customers among holders of Series R Preferred Stock and holders of Series T Preferred Stock (taken together) or from holders of Series R Preferred Stock or from holders of Series T Preferred Stock to other carriers except when such a change is in the best interest of the customer, considering price, quality and content of the product, customer service, financial security of the proposed new carrier and other factors materially affecting the customer's interest.

          The Corporation will allocate new business opportunities among holders of Series R Preferred Stock and holders of Series T Preferred Stock (taken together) and among other carriers in the best interest of the customer, considering price, quality and content of the product, customer service, financial security of the proposed new carrier and other factors materially affecting the customer's interest;

     SEVENTH: This Amendment to Certificate of Incorporation has been duly adopted by the Board of Directors and Shareholders of the Corporation in accordance with the provisions of Section 242 of the GCL.

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     IN WITNESS WHEREOF, U.S.I. HOLDINGS CORPORATION, has caused this certificate to be executed by BERNARD H. MIZEL and ERNEST NEWBORN, being the Chief Executive Officer and Secretary, respectively, of the Corporation this 17 day of September, 1999.


                                                   /s/ Bernard H. Mizel
                                                   -----------------------------
                                                   Chief Executive Officer

ATTEST:


/s/ Ernest Newborn
----------------------------
Secretary